SCHEDULE 14A INFORMATION


                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934
                                 (Amendment No.)


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[ ]   Soliciting Material Pursuant to Section.240-14a-12



                            FRANKLIN UNIVERSAL TRUST
                (Name of Registrant as Specified in its Charter)

                            FRANKLIN UNIVERSAL TRUST
                   (Name of Person(s) Filing Proxy Statement)


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                        FRANKLIN TEMPLETON INVESTMENTS
                              One Franklin Parkway
                            San Mateo, CA 94403-1906


                   FIVE REASONS TO REJECT BULLDOG

Dear Franklin Universal Trust Shareholder:

      You may have recently received proxy and tender offer material from Bulldog Investors, a dissident hedge fund group that is trying to take control of your Fund. If you want the Fund to survive as a successful exchange-listed closed-end fund, it is extremely important that you DO NOT RETURN BULLDOG'S GREEN PROXY CARD. Instead, if you want to support the Fund's current Board and management, then you should ONLY RETURN THE FUND'S WHITE PROXY CARD.

      Here are five good reasons why we believe that you should support the Fund's current Board and management and reject
Bulldog's attempt to take over your Fund.

1. BULLDOG'S TRUSTEE NOMINEES HAVE BEEN FINED FOR VIOLATING SECURITIES LAWS. According to Bulldog's own proxy statement, four of their six nominees have recently had a cease and desist order and fines issued against them by the Securities Division of the Massachusetts Secretary of State for violation of Massachusetts' securities laws, and they remain embroiled in litigation. Compare your Fund's nominees, many of whom have been Trustees since the Fund was launched in 1988, and are also on the Boards of other open-end and closed-end funds managed by Franklin Templeton Investments. They have had experience as senior officers and directors of major business corporations, and some have also held senior positions in state and federal government.

2. BULLDOG'S TENDER OFFER IS UNFAIR TO SHAREHOLDERS. As discussed in the Position Statement included in this mailing, your Fund's Board encourages you to reject Bulldog's tender offer. It will cost you a processing fee of $50 for each of your accounts just to participate, which is substantially higher than the costs typically associated with closed-end fund tender offers. If the tender offer is completed (and it may not be), you would receive 95% of net asset value for your shares, less the $50 processing fee, but Bulldog would then be able to redeem those same shares at 100% of net asset value upon open-ending the Fund. Plus, Bulldog has included such broadly worded conditions to completing the tender offer that it is entirely possible that Bulldog could win the election of its nominees and still not purchase your tendered shares. For these reasons, your Fund's Board believes that Bulldog's tender offer is not in the best interests of the Fund's shareholders.

3. BULLDOG TRIES TO MANIPULATE SHAREHOLDERS WITH MISLEADING STATEMENTS. Bulldog's proxy statement would have you believe that the Fund has lost 30% of its value since it began operations. However, Bulldog ignores the effect of the reinvestment of distributions, which is a critical component of total return--a standard measure of investment performance. The truth is that from inception through the end of January of this year, the Fund's total return was 402.31%, or 8.70% per year, based on net asset value,(1) and 353.22%, or 8.12% per year, based on market price (regardless of any discounts).(2) Even in more recent periods the Fund continued to have competitive performance, with the top ranking in its Lipper Category for the 1-year and 3-year periods ended
December 31, 2007.(3)   The Fund's average annual total returns for
the 1-year and 3-year periods ended December 31, 2007 were 6.38% and 11.96%, respectively (based on change in market price), and 9.20% and 10.20%, respectively (based on change in net asset value). The Fund's distribution yield for the 12 months ending January 31, 2008 was 6.78% (based on market price) and 6.18% (based on net asset value). The Fund may not be able to provide similar returns if Bulldog succeeds in open-ending the Fund.

(1) Assumes reinvestment of distributions based on net asset value.
(2) Assumes reinvestment of distributions based on the dividend reinvestment and cash purchase plan.
(3) Source: Lipper Inc. The Lipper Closed-End High Current Yield Fund (Leveraged) Universe is comprised of the Fund and all closed-end debt leveraged high current yield funds regardless of asset size or primary channel of distribution. Returns are based on change in net asset value.



4. BULLDOG IS A "HIT AND RUN" HEDGE FUND GROUP. Hedge fund groups like Bulldog target closed-end funds because they can make a quick profit by arbitraging the discount. These hedge funds rarely stick around after a closed-end fund has been open-ended. Instead, they usually redeem shares and take their profits, leaving long-term shareholders in a depleted open-end fund, typically with higher expenses, fewer assets, lower returns and less investment flexibility.

5. BULLDOG'S PLAN COULD CRIPPLE YOUR FUND. Your Fund's combination of investments in utility stocks and high yield bonds is unique in the marketplace--there is no other closed-end or open-end fund quite like it. As a closed-end fund, your Fund can use leverage in the form of debt securities to help increase returns. Unlike open-end funds, your Fund does not have to maintain cash reserves to meet redemptions and can be fully invested. Plus, your Fund trades all day long on the New York Stock Exchange. If Bulldog succeeds in open-ending your Fund, however, it will no longer be able to use leverage or trade on the NYSE, it may not be able to stay fully invested, and it will only
be priced once a day.   Your Board believes that Bulldog's plans to
open-end the Fund are not in the best interests of the Fund's long-term shareholders.

FOR THESE REASONS, WE ARE ASKING YOU TO VOTE FOR YOUR FUND'S
CURRENT TRUSTEES AND AGAINST THE SHAREHOLDER PROPOSAL IN PROPOSAL
2.

REGARDLESS OF THE NUMBER OF SHARES YOU OWN, YOUR VOTE IS VERY
IMPORTANT.  WE URGE YOU TO SUPPORT YOUR CURRENT BOARD OF TRUSTEES
BY VOTING FOR YOUR BOARD'S NOMINEES AND DISCARDING BULLDOG'S GREEN
PROXY CARD.

Please complete, sign and date the enclosed WHITE proxy card and return it in the enclosed postage-paid envelope. Again, please discard any GREEN proxy cards that you receive.

If you have any questions, please call the Fund's proxy solicitor, The Altman Group, at 1-800-336-5159.

                                  Sincerely,


                                  /s/ Charles B. Johnson

                                  Charles B. Johnson
                                  TRUSTEE AND CHAIRMAN OF THE BOARD,
                                  FRANKLIN UNIVERSAL TRUST




                       YOUR VOTE IS IMPORTANT.

        PLEASE SIGN AND RETURN MANAGEMENT'S PROXY CARD TODAY!

o If you hold your shares in a brokerage or bank account (in "street name"), your broker or bank cannot vote your shares this year (as it has in past routine annual meetings) unless you complete, sign and return the enclosed WHITE proxy voting form.

o Please do not send back any GREEN proxy cards that you receive, even to vote against the dissident nominees. Doing so will cancel any prior vote you cast supporting your current Board and against the shareholder proposal (Proposal 2). Please return only the WHITE proxy card.

o If you have already returned the dissident shareholders' GREEN proxy card, you can still support your Board by returning the enclosed WHITE proxy card. Only your latest dated proxy card will count.









                        FRANKLIN TEMPLETON INVESTMENTS
                              One Franklin Parkway
                            San Mateo, CA 94403-1906



            BOARD OF TRUSTEES OF FRANKLIN UNIVERSAL TRUST
     RECOMMENDS THAT SHAREHOLDERS REJECT BULLDOG'S TENDER OFFER

San Mateo, CA, February 27, 2008 - The Board of Trustees of Franklin Universal Trust (the "Fund") [NYSE:FT] unanimously recommends that the Fund's shareholders reject the conditional tender offer by Bulldog Investors General Partnership ("Bulldog") announced on February 15, 2008 to purchase shares of the Fund.

The Board has carefully considered Bulldog's tender offer and found that it is not in the best interests of shareholders. The Board's reasons for its conclusion included the following:

o THE FUND PROVIDES REAL BENEFITS TO SHAREHOLDERS AS A CLOSED-END FUND. Bulldog has announced that it is making its tender offer to help elect its slate of trustees, who support measures that include converting the Fund to an open-end fund. The Fund's Board strongly believes that open-ending is not in the best interests of the Fund's long-term shareholders. Conversion to an open-end fund would require the Fund to maintain cash balances to meet redemptions, thereby potentially reducing the Fund's yield and total return. In addition, as an open-end fund, the Fund would be unable to use leverage as it currently does, which could impair the Fund's ability to enhance investment return. The Board also believes that open-ending the Fund may result in increased expenses for Fund shareholders--experience has shown that hedge fund arbitrageurs like Bulldog redeem their shares immediately after a closed-end fund converts to an open-end fund, thereby reducing the fund assets and causing the fund's expense ratio to increase.

o BULLDOG'S TENDER OFFER IS EXCESSIVELY CONDITIONAL. Bulldog is not required to consummate its tender offer if shareholders do not elect its slate of trustee candidates. However, even if Bulldog's candidates are elected, the other conditions of the Bulldog tender offer are worded so broadly as to make it uncertain whether the offer would actually be consummated.
      For example, if Bulldog determines that there have been certain changes in the financial markets or any material change with respect to the financial condition of the Fund, Bulldog could elect not to consummate the offer. By tying completion of its tender offer to the election of its trustee candidates--and thus closing the tender offer after the 2008 Annual Meeting--Bulldog could induce shareholders to elect its slate of trustees, but rely on a loophole condition to avoid consummating its tender offer.

o BULLDOG'S TENDER OFFER GIVES IT A QUICK PROFIT AT SHAREHOLDER EXPENSE. Bulldog's offer requires shareholders to tender their shares at 95% of the Fund's NAV. Yet, if the Fund is open-ended as Bulldog essentially proposes, Bulldog would be able to redeem those same shares at 100% of the Fund's NAV, giving Bulldog a quick 5% profit (assuming NAV remains constant) that would have otherwise been available to the tendering shareholders. Bulldog has also stated that it intends to seek reimbursement of Bulldog's solicitation expenses, estimated at $100,000, paid out of the Fund's assets.

o THE TERMS OF BULLDOG'S TENDER OFFER ARE UNFAIR TO shareholders. Bulldog would assess a $50 processing fee to each shareholder who tenders. This amount is substantially higher than most closed-end funds typically charge to tendering shareholders--even when the tenders are conducted at 100% of NAV--and many closed-end fund tender offers charge no fees at all. For shareholders who hold shares in multiple names, a separate tender would be required for each account, and the $50 fee would be charged each time. The $50 processing fee could significantly reduce the return realized by certain small shareholders.

o BULLDOG REFUSES TO DISCLOSE ITS FINANCIAL RESOURCES. While Bulldog states that its tender offer is not subject to a financing condition, Bulldog has not provided any information about its ability to complete the tender offer, other than to state that it would pay the aggregate costs of its tender offer using its investment capital. No Bulldog financial statements are included as part of its Schedule TO.

In light of the factors described above, the Board has determined that the tender offer is not in the best interests of the Fund's shareholders. Therefore, the Board recommends that shareholders of the Fund reject the tender offer and not tender their shares to Bulldog.

In connection with the tender offer, the Fund has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the Securities and Exchange Commission (the "SEC"). Investors and security holders are strongly advised to read the Solicitation/Recommendation Statement because it contains important information about the Bulldog Offer. Free copies of the Solicitation/Recommendation Statement are available at WWW.FRANKLINTEMPLETON.COM and on the SEC's website at WWW.SEC.GOV.

Franklin Universal Trust is a closed-end investment company managed by Franklin Advisers, Inc. Franklin Advisers, Inc. is a wholly owned subsidiary of Franklin Resources, Inc. [NYSE:BEN], a global investment management organization operating as Franklin Templeton Investments.


                              * * * * *


The foregoing is not an offer to sell, nor a solicitation of an offer to buy, shares of any fund.

If you have any questions, please call the Fund's proxy solicitor, The Altman Group, at 1-800-336-5159.